Exhibit 99.1

For Immediate Release	Contacts:	News Media	Securities Analysts
		Lisa Marie Bongiovanni	Mike Salop
		310-252-3524	310-252-2703
		LisaMarie.Bongiovanni@mattel.com	Mike.Salop@mattel.com

MATTEL REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

Second Quarter Highlights

•	Worldwide net sales up 11 percent;

•	Domestic gross sales grew 3 percent and international gross sales increased 15 percent;

•	Worldwide gross sales for core brands: Barbie® down 6 percent; Hot Wheels® up 5 percent; Core Fisher-Price® up 10 percent and American Girl® brands up 10 percent;

•	Gross margin improved 30 basis points of net sales; SG&A increased by 150 basis points of net sales;

•	Operating income was $30.6 million compared to operating income of $36.8 million in the second quarter of 2007; and

•	Earnings per share of $0.03 vs. prior year of $0.06

EL SEGUNDO, Calif., July 18, 2008 – Mattel, Inc. (NYSE: MAT) today reported 2008 second quarter financial results. For the quarter, the company reported net income of $11.8 million, or $0.03 per share, compared to last year’s second quarter net income of $22.8 million, or $0.06 per share.

“We expected the positive contribution from toys tied to the summer entertainment properties Batman®: The Dark Knight™, Speed Racer™, and Kung Fu Panda™,” said Robert A. Eckert, chairman and chief executive officer of Mattel, Inc. “And we also achieved nice growth in several of our key core brands, including Fisher-Price® Core and American Girl®. International markets continue to lead the way, but the U.S. business also posted solid performance in the quarter.”

Financial Overview

For the quarter, net sales were $1.11 billion, up 11 percent compared to $1.00 billion last year, including favorable changes in currency exchange rates of 5 percentage points. On a regional basis, second quarter gross sales increased 3 percent in the U.S. and increased 15 percent in international markets, including favorable changes in currency exchange rates of 10 percentage points. Operating income for the quarter was $30.6 million, compared to prior year’s operating income for the quarter of $36.8 million.

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Mattel Reports Second Quarter 2008 Results/Page 2 2 2

The company’s debt-to-total-capital ratio was 30 percent. Consistent with the seasonality of the business, during the quarter the company’s cash and equivalents declined by approximately $240 million, essentially flat compared to last year’s second quarter decline of about $242 million.

Sales by Business Unit

Mattel Girls and Boys Brands

For the second quarter, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $721.7 million, up 13 percent versus a year ago. Worldwide gross sales for the Barbie® brand declined 6 percent compared to last year. Worldwide gross sales for Other Girls Brands were up 27 percent, driven primarily by Disney’s High School Musical dolls. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco® R/C brands, were up 32 percent, largely due to the addition of Speed Racer™. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, grew 14 percent for the quarter, mostly attributable to shipments of products tied to the movie properties Batman®: The Dark Knight™, Speed Racer™, and Kung Fu Panda™.

Fisher-Price Brands

Second quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price® Core, Fisher-Price® Friends and Power Wheels® brands, were $428.0 million, or up 4 percent versus the prior year, primarily due to growth in

Fisher-Price® Core and Power Wheels®, partially offset by declines in Fisher-Price® Friends.

American Girl Brands

Second quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products directly to consumers, were $61.1 million, up 10 percent versus last year, driven by strong sales of products tied to the Kit Kittredge® movie, and additional sales in the Atlanta and Dallas boutiques which opened in the second half of 2007.

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Mattel Reports Second Quarter 2008 Results/Page 3 3 3

Live Webcast

Mattel will webcast its 2008 second quarter earnings conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time (8:30 a.m. Pacific time) the morning of the call, until Tuesday, July 22 at 11:30 p.m. Eastern time (8:30 p.m. Pacific time) and may be accessed by dialing +1 (719) 457-0820. The passcode is 3426585.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. Mattel is recognized as one of 2008’s “100 Best Companies to Work For” by FORTUNE Magazine. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 30,000 people in 43 countries and territories and sells products in more than 150 nations. Mattel’s vision is to be the world’s premier toy brands — today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition (including from sellers of a broad range of play products including video games and consoles, consumer electronics, and retailers’ private label products) on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; risks associated with product recalls, product liability claims and product safety concerns, such as possible reputational harm, reduced sales or

Mattel Reports Second Quarter 2008 Results/Page 4 4 4

increased costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS, bird flu, or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about summer entertainment properties and growth in international markets. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended June 30,					For the Six Months Ended June 30,
(In millions, except per share and percentage information)	2008		2007		Yr / Yr % Change	2008		2007		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$1,112.4		$1,002.6		11%	$2,031.7		$1,942.9		5%
Cost of sales	617.1	55.5%	559.4	55.8%	10%	1,139.5	56.1%	1,081.1	55.6%	5%

Gross Profit	495.3	44.5%	443.2	44.2%	12%	892.2	43.9%	861.8	44.4%	4%
Advertising and promotion expenses	116.8	10.5%	107.1	10.7%	9%	219.8	10.8%	212.4	10.9%	3%
Other selling and administrative expenses	347.9	31.3%	299.3	29.8%	16%	678.3	33.4%	591.9	30.5%	15%

Operating Income (Loss)	30.6	2.8%	36.8	3.7%	-17%	(5.9)	-0.3%	57.5	3.0%	-110%
Interest expense	16.6	1.5%	14.1	1.4%	17%	32.6	1.6%	28.6	1.5%	14%
Interest (income)	(7.3)	-0.7%	(10.5)	-1.0%	-31%	(15.8)	-0.8%	(22.4)	-1.2%	-30%
Other non-operating expense (income), net	6.4		(3.3)			22.2		(0.8)

Income (Loss) Before Income Taxes	14.9	1.3%	36.5	3.6%		(44.9)	-2.2%	52.1	2.7%
Provision (benefit) for income taxes	3.1		13.7			(10.0)		17.3

Net Income (Loss)	$11.8	1.1%	$22.8	2.3%		$(34.9)	-1.7%	$34.8	1.8%

EPS—Basic	$0.03		$0.06			$(0.10)		$0.09

Average Number of Common Shares	361.3		396.2			361.5		393.1

EPS—Diluted	$0.03		$0.06			$(0.10)		$0.09

Average Number of Common and Potential Common Shares	363.9		402.8			361.5		399.7

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except percentage information)	2008	2007	2008	2007
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$721.7	$638.4	$1,314.5	$1,205.4
% Change	13%	5%	9%	9%
Pos./(Neg.) Impact of Currency (in % pts)	6	4	7	4
Fisher-Price Brands	428.0	410.4	769.3	801.6
% Change	4%	12%	-4%	19%
Pos./(Neg.) Impact of Currency (in % pts)	4	2	4	2
American Girl Brands	61.1	55.8	130.2	118.7
% Change	10%	-10%	10%	-4%
Other	3.6	4.1	7.1	7.8

Gross Sales	$1,214.4	$1,108.7	$2,221.1	$2,133.5

% Change	10%	6%	4%	12%
Pos./(Neg.) Impact of Currency (in % pts)	6	3	5	3

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$1,214.4	$1,108.7	$2,221.1	$2,133.5
Sales Adjustments	(102.0)	(106.1)	(189.4)	(190.6)

Net Sales	$1,112.4	$1,002.6	$2,031.7	$1,942.9

% Change	11%	5%	5%	11%
Pos./(Neg.) Impact of Currency (in % pts)	5	3	5	3

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At June 30,
	2008	2007	At Dec. 31,
(In millions)	(Unaudited)		2007
Assets
Cash and equivalents	$384.4	$742.6	$901.1
Accounts receivable, net	977.4	860.7	991.2
Inventories	676.1	606.7	428.7
Prepaid expenses and other current assets	340.0	225.0	271.9

Total current assets	2,377.9	2,435.0	2,592.9
Property, plant and equipment, net	517.8	512.7	518.6
Other noncurrent assets	1,737.4	1,700.3	1,694.0

Total Assets	$4,633.1	$4,648.0	$4,805.5

Liabilities and Stockholders' Equity
Short-term borrowings	$107.0	$15.1	$349.0
Current portion of long-term debt	150.0	60.0	50.0
Accounts payable and accrued liabilities	881.6	824.7	1,154.3
Income taxes payable	23.0	20.6	17.1

Total current liabilities	1,161.6	920.4	1,570.4
Long-term debt	760.0	560.0	550.0
Other noncurrent liabilities	382.2	442.1	378.4
Stockholders' equity	2,329.3	2,725.5	2,306.7

Total Liabilities and Stockholders' Equity	$4,633.1	$4,648.0	$4,805.5

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)
	At June 30,
(In millions, except days and percentage information)	2008	2007
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	79	77
Inventories
Days of Supply (DOS)	59	57
Total Debt Outstanding	$1,017.0	$635.1
Total Debt-to-Total Capital Ratio	30.4%	18.9%

	Six Months Ended June 30,
(In millions)	2008 (a)	2007
Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(530)	$(492)
Cash Flows (Used For) Investing Activities	(36)	(137)
Cash Flows From Financing Activities and Other	49	166

Decrease in Cash and Equivalents	$(517)	$(463)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.